================================================================================

                                                                   EXHIBIT 10.10

                                Credit Agreement



                                  Dated as of
                               December 20, 1995


                                    between


                              Newport Corporation



                                      and



              ABN AMRO Bank N.V., Los Angeles International Branch



================================================================================

                               TABLE OF CONTENTS

Section                                                   Description                                       Page
Section 1.             The Credits..........................................................................   1
   Section 1.1.            Revolving Credit.................................................................   1
   Section 1.2.            Revolving Credit Loans...........................................................   1
   Section 1.3.            Letters of Credit................................................................   2
   Section 1.4.            Manner and Disbursement of Loans.................................................   3
Section 2.             Interest and Change In Circumstances.................................................   3
   Section 2.1.            Interest Rate Options............................................................   3
   Section 2.2.            Minimum Amounts..................................................................   4
   Section 2.3.            Computation of Interest..........................................................   5
   Section 2.4.            Manner of Rate Selection.........................................................   5
   Section 2.5.            Change of Law....................................................................   5
   Section 2.6.            Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR..............   5
   Section 2.7.            Taxes and Increased Costs........................................................   5
   Section 2.8.            Change in Capital Adequacy Requirements..........................................   7
   Section 2.9.            Funding Indemnity................................................................   7
   Section 2.10.           Lending Branch...................................................................   7
   Section 2.11.           Discretion of Bank as to Manner of Funding.......................................   7
Section 3.             Fees, Prepayments, Terminations and Applications.....................................   8
   Section 3.1.            Fees.............................................................................   8
   Section 3.2.            Voluntary Prepayments............................................................   8
   Section 3.3.            Mandatory Prepayments............................................................   9
   Section 3.4.            Terminations.....................................................................   9
   Section 3.5.            Place and Application of Payments................................................   9
   Section 3.6.            Notations........................................................................   9
Section 4.             [intentionally left blank]...........................................................  10
Section 5.             Definitions; Interpretation..........................................................  10
   Section 5.1.            Definitions......................................................................  10
   Section 5.2.            Interpretation...................................................................  18

Section                                                   Description                                       Page
Section 6.             Representations and Warranties.......................................................  18
   Section 6.1.            Organization and Qualification...................................................  18
   Section 6.2.            Subsidiaries.....................................................................  18
   Section 6.3.            Corporate Authority and Validity of Obligations..................................  18
   Section 6.4.            Use of Proceeds; Margin Stock....................................................  19
   Section 6.5.            Financial Reports................................................................  19
   Section 6.6.            No Material Adverse Change.......................................................  19
   Section 6.7.            Full Disclosure..................................................................  20
   Section 6.8.            Good Title.......................................................................  20
   Section 6.9.            Litigation and Other Controversies...............................................  20
   Section 6.10.           Taxes............................................................................  20
   Section 6.11.           Approvals........................................................................  20
   Section 6.12.           Affiliate Transactions...........................................................  20
   Section 6.13.           Investment Company; Public Utility Holding Company...............................  21
   Section 6.14.           ERISA............................................................................  21
   Section 6.15.           Compliance with Laws.............................................................  21
   Section 6.16.           Other Agreements.................................................................  21
   Section 6.17.           No Default.......................................................................  21
Section 7.             Conditions Precedent.................................................................  21
   Section 7.1.           All Advances......................................................................  21
   Section 7.2.           Initial Advance...................................................................  22
Section 8.             Covenants............................................................................  23
   Section 8.1.           Maintenance of Business...........................................................  23
   Section 8.2.           Maintenance of Properties.........................................................  23
   Section 8.3.           Taxes and Assessments.............................................................  24
   Section 8.4.           Insurance.........................................................................  24
   Section 8.5.           Financial Reports.................................................................  24
   Section 8.6.           Inspection........................................................................  26
   Section 8.7.           Quick Ratio.......................................................................  26
   Section 8.8.           Leverage Ratio....................................................................  26
   Section 8.9.           Tangible Net Worth................................................................  26
   Section 8.10.          Net Income........................................................................  26
   Section 8.11.          Interest Coverage Ratio...........................................................  26
   Section 8.12.          Capital Expenditures..............................................................  26
   Section 8.13.          Indebtedness for Borrowed Money...................................................  26
   Section 8.14.          Liens.............................................................................  27

Section                                                   Description                                       Page
   Section 8.15.           Investments, Acquisitions, Loans, Advances and Guaranties.......................   28
   Section 8.16.           Mergers, Consolidations and Sales...............................................   29
   Section 8.17.           Maintenance of Subsidiaries.....................................................   30
   Section 8.18.           Dividends and Certain Other Restricted Payments.................................   30
   Section 8.19.           ERISA...........................................................................   30
   Section 8.20.           Compliance with Laws............................................................   30
   Section 8.21.           Burdensome Contracts With Affiliates............................................   30
   Section 8.22.           No Changes in Fiscal Year.......................................................   30
   Section 8.23.           Formation of Subsidiaries.......................................................   31
   Section 8.24.           Change in the Nature of Business................................................   31
   Section 8.25.           Limitation on Certain Restrictions on Subsidiaries..............................   31
Section 9.             Events of Default and Remedies......................................................   31
   Section 9.1.            Events of Default...............................................................   31
   Section 9.2.            Non-Bankruptcy Defaults.........................................................   33
   Section 9.3.            Bankruptcy Defaults.............................................................   33
   Section 9.4.            Collateral for Undrawn Letters of Credit........................................   33
Section 10.            Miscellaneous.......................................................................   34
   Section 10.1.           Non-Business Day................................................................   34
   Section 10.2.           No Waiver, Cumulative Remedies..................................................   34
   Section 10.3.           Amendments, Etc.................................................................   34
   Section 10.4.           Costs and Expenses..............................................................   34
   Section 10.5.           Documentary Taxes...............................................................   35
   Section 10.6.           Survival of Representations.....................................................   35
   Section 10.7.           Survival of Indemnities.........................................................   35
   Section 10.8.           Notices.........................................................................   35
   Section 10.9.           Headings........................................................................   36
   Section 10.10.          Severability of Provisions......................................................   36
   Section 10.11.          Counterparts....................................................................   36
   Section 10.12.          Binding Nature, Governing Law, Etc..............................................   36
   Section 10.13.          Submission to Jurisdiction; Appointment of Agent for Process;
                           Waiver of Jury Trial............................................................   37
Signature..................................................................................................   37

Exhibit A - Revolving Credit Note

Exhibit B - Borrowing Base Certificate
Exhibit C - Compliance Certificate
Exhibit D - Permitted Liens
Exhibit E - Letter of Credit Application
Exhibit F - Disclosure Schedule
Schedule 6.2 - Subsidiaries

                                CREDIT AGREEMENT

ABN AMRO Bank N.V.
Los Angeles International Branch
Los Angeles, California

Ladies and Gentlemen:

     The undersigned, Newport Corporation, a Nevada corporation (the "Company"), applies to you (the "Bank") for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Company, all as more fully hereinafter set forth.

Section 1.  The Credits.

          Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the "Revolving Credit") to the Company which may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Company in the form of Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate principal amount of Loans and Letters of Credit outstanding at any one time shall not exceed the lesser of (i) $15,000,000 (the "Commitment", as such amount may be reduced pursuant to Section
3.4 hereof) and (ii) the Borrowing Base as then determined and computed. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Commitment by borrowing, repaying and reborrowing Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement.

          Section 1.2. Revolving Credit Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of loans (individually a "Loan" and collectively the "Loans"). Each Loan shall be in a minimum amount of $100,000. Each Loan shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit A (the "Note") payable to the order of the Bank in the principal amount of $15,000,000. The Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank.

          Section 1.3.  Letters of Credit.

          (a) General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of standby and commercial letters of credit issued by the Bank for the account of the Company (individually a "Letter of Credit" and collectively the "Letters of Credit"), provided that the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any one time exceed $7,500,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated.

          (b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months from the date of issuance (or be cancelable not later than twelve (12) months from the date of issuance and each renewal) or (ii) the Termination Date.

          (c) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

          (d) Applications. At the time the Company requests each Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Company shall execute and deliver to the Bank an application for such Letter of Credit substantially in the form attached hereto as Exhibit E (individually an "Application" and collectively the "Applications"). Subject to the other provisions of this subsection, the obligation of the Company to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. If the Bank shall receive any draft presented under any Letter of Credit, the Bank shall, promptly following its receipt thereof, examine all documents purporting to represent such demand for payment to ascertain that the same appear on their face to be in substantial conformity with the terms and conditions of such Letter of Credit. The Bank shall, as soon as reasonably practicable, give notification (which may be oral or written) to the Company of such demand for payment and the determination by the Bank as to whether such demand for payment was in accordance with the terms and conditions of such Letter of Credit and whether the Bank has made or will make a disbursement thereunder, provided that the failure to give such notice shall not relieve the Company of its obligation to reimburse the Bank for the amount of such draft paid. In the event the Bank is not reimbursed by the Company for the amount the Bank pays on any draft drawn under a Letter of Credit issued hereunder by 11:00 a.m. (Los Angeles time) on the date when such drawing is paid, the obligation of the Company to reimburse the Bank for the amount of such draft paid shall bear interest (which the Company hereby promises to pay on demand) from and after the date the draft is paid until payment in full thereof at the fluctuating rate per annum determined by adding 2% to the Domestic Rate as from time to time in effect (provided, however, that if and so long as Bank shall have not given the Company notice of its payment of such draft, such rate per annum shall equal the Domestic Rate as from time to time in effect). Notwithstanding the foregoing but subject to
Section 7 hereof, the Company may, but shall not be obligated to, satisfy its reimbursement obligation to the Bank by requesting the Bank to make a Loan in the amount of such reimbursement obligation. Anything contained in the Applications to the contrary notwithstanding, (i) the Company shall pay fees in connection with each Letter of Credit as set forth in Section 3 hereof, (ii) except as otherwise provided in Section 3.3 hereof, prior to the occurrence of a Default or an Event of Default the Bank will not call for additional collateral security for the obligations of the Company under the Applications other than collateral security consisting of rights in goods (or documents of title evidencing the same) financed under such Applications, and (iii) except as otherwise provided in Section 3.3 hereof, prior to the occurrence of a Default or an Event of Default the Bank will not call for the funding of a Letter of Credit by the Company prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date). In the event any drafts are drawn under a Letter of Credit and are not repaid by the Company within the period set forth above, the Company hereby irrevocably authorizes the Bank, upon prior notice to the Company, to charge any of the Company's deposit accounts maintained with the Bank for the amount necessary to reimburse the Bank for any drafts drawn under Letters of Credit issued hereunder.

          Section 1.4. Manner and Disbursement of Loans. The Company shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Los Angeles time) on the date the Company requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. Each Loan shall initially constitute part of the Domestic Rate Portion except to the extent the Company has otherwise timely elected as provided in Section 2 hereof. The Company agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Bank has acted in reliance thereon. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Bank in New York, New York, in immediately available funds.

Section 2.  Interest and Change In Circumstances.

          Section 2.1.  Interest Rate Options.

          (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Note (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Domestic Rate (the "Domestic Rate Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions"), and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by the Note which is not part of a Fixed Rate Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any Fixed Rate Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Company hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

          (b) Domestic Rate Portion. The Domestic Rate Portion shall bear interest at the rate per annum determined by adding 1/2 of 1% to the Domestic Rate as in effect from time to time, provided that if the Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portion shall be payable monthly on the last day of each month in each year (commencing January 31, 1996) and at maturity of the Note, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portion resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

          (c) Libor Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding 2% to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of three
(3) months, on the date occurring every three (3) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Bank on or before 11:00 a.m. (Los Angeles time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion as of and on the last day of such Interest Period.

          Section 2.2. Minimum Amounts. Each Fixed Rate Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000.

          Section 2.3. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

          Section 2.4. Manner of Rate Selection. The Company shall notify the Bank by 11:00 a.m. (Los Angeles time) at least three (3) Business Days prior to the date upon which the Company requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a Fixed Rate Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Company hereby indemnifying the Bank from any liability or loss ensuing from so acting.

          Section 2.5. Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any Fixed Rate Portion, it shall promptly so notify the Company and the obligation of the Bank to create, continue or maintain any such Fixed Rate Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such Fixed Rate Portion. The Company, on demand, shall, if the continued maintenance of any such Fixed Rate Portion is unlawful, thereupon prepay the outstanding principal amount of the affected Fixed Rate Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Company may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement.

          Section 2.6. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Note, if prior to the commencement of any Interest Period, the Bank shall determine that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Company and the obligations of the Bank to create or effect by conversion any such Fixed Rate Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

          Section 2.7. Taxes and Increased Costs. With respect to any Fixed Rate Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the Fixed Rate Portions contemplated by this Agreement (whether or not having the force of law), shall:

                    (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such Fixed Rate Portion;

                    (ii) subject the Bank, any Fixed Rate Portion or the Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Fixed Rate Portion or the Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

                    (iii) change the basis of taxation of payments of principal and interest due from the Company to the Bank hereunder or under the Note to the extent it evidences any Fixed Rate Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

                    (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any Fixed Rate Portion, or its disbursement, or the Note to the extent it evidences any Fixed Rate Portion;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any Fixed Rate Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

          Section 2.8. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

          Section 2.9. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any Fixed Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the
Bank) as a result of:

                    (i) any payment of a Fixed Rate Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

                    (ii) any failure by the Company to create, borrow, continue or effect by conversion a Fixed Rate Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Company shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Company a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

          Section 2.10. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect.

          Section 2.11. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7 and 2.9 hereof) shall be made as if the Bank had actually funded and maintained each Fixed Rate Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such Fixed Rate Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

Section 3.  Fees, Prepayments, Terminations and Applications.

          Section 3.1.  Fees.

          (a) Closing Fee. The Company shall pay to the Bank on the date hereof a non-refundable closing fee in the amount of $37,500.

          (b) Commitment Fee. For the period from and including the date hereof to but not including the Termination Date, the Company shall pay to the Bank a commitment fee at the rate of 3/8 of 1% per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused portion of the Commitment. Such commitment fee shall be payable quarter-annually in arrears on the last day of each March, June, September and December in each year (commencing March 31, 1996) and on the Termination Date.

          (c) Letter of Credit Fees. On the date of issuance of each standby Letter of Credit, and as a condition thereto, and annually thereafter, the Company shall pay to the Bank a letter of credit fee computed at the rate of 1.50% per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) on the maximum amount of the related Letter of Credit which is scheduled to be outstanding during the immediately succeeding twelve
(12) months. In connection with the issuance of each commercial Letter of Credit, the Company further agrees to pay to the Bank such fees as the Bank from time to time customarily imposes in connection with the issuance of commercial letters of credit. In addition to the letter of credit fees called for above, the Company further agrees to pay to the Bank such processing and transaction fees and charges as the Bank from time to time customarily imposes in connection with any amendment, cancellation, negotiation and/or payment of letters of credit and drafts drawn thereunder.

          Section 3.2.  Voluntary Prepayments.

          (a) Domestic Rate Portion. The Company may prepay without premium or penalty and in whole or in part (but if in part, then in an amount not less than $100,000 or the total amount then outstanding, whichever is less) the Domestic Rate Portion of the Note at any time upon notice to the Bank prior to 11:00 a.m. (Los Angeles time) on the date fixed for prepayment, each such prepayment to be made by the payment of the principal amount to be prepaid.

          (b) Fixed Rate Portions. The Company may prepay any Fixed Rate Portion of the Note only on the last date of the then applicable Interest Period, in whole or in part (but if in part, then in an amount not less than $100,000 or such greater amount which is an integral multiple of $100,000), upon three (3) Business Days prior notice to the Bank (which notice shall be irrevocable once given, must be received by the Bank no later than 11:00 a.m. (Los Angeles time) on the third Business Day preceding the date of such prepayment, and shall specify the principal amount to be repaid); provided, however, that the outstanding principal amount of any Fixed Rate Portion of the Note prepaid in part shall not be less than $1,000,000 or such greater amount which is an integral multiple of $100,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period.

          Section 3.3. Mandatory Prepayments. The Company covenants and agrees that if at any time the sum of the then unpaid principal balance of the Note plus the then outstanding amount of Letters of Credit shall be in excess of the Borrowing Base as then determined and computed, the Company shall immediately and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Note until payment in full thereof with any remaining balance to be held by the Bank as collateral security for the Obligations owing under the Applications. Each such prepayment shall be accompanied by any amounts due to the Bank under Section 2.9 hereof.

          Section 3.4. Terminations. The Company shall have the right at any time and from time to time, upon three (3) Business Days' prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $1,000,000) the Commitment, provided that the Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans and Letters of Credit then outstanding. Any termination of the Commitment pursuant to this Section may not be reinstated.

          Section 3.5. Place and Application of Payments. All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Bank at its principal office in Los Angeles, California (or at such other place as the Bank may specify) no later than 11:00 a.m. (Los Angeles time) on the date any such payment is due and payable. Payments received by the Bank after 11:00 a.m. (Los Angeles time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Unless the Company otherwise directs, principal payments shall be applied first to the Domestic Rate Portion until payment in full thereof, with any balance applied to the Fixed Rate Portions in the order in which their Interest Periods expire.

          Section 3.6. Notations. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any Fixed Rate Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of the Note together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any Fixed Rate Portion, the rates of interest and the Interest Periods applicable thereto.

Section 4.  [intentionally left blank]

Section 5.  Definitions; Interpretation.

          Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

     "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the voting stock of a corporation or other firm.

     "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

                  Adjusted LIBOR =         LIBOR
                                  -----------------------
                                  100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the daily average for the applicable Interest Period of the maximum rate at which reserves (including, without limitation, any marginal, emergency, supplemental or other special reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on "eurocurrency liabilities" (as such term is defined in Regulation D) (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Portions is determined or any category of extensions of credit or other assets that include loans by non-United States offices of the Bank to United States residents), but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

     "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

     "Agreement" means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

     "Application" is defined in Section 1.3 hereof.

     "Authorized Representative" means those persons shown on the lists of officers provided by the Company pursuant to Section 7.2(a) hereof or on any update of any such list provided by the Company to the Bank, or any further or different officer of the Company so named by any Authorized Representative of the Company in a written notice to the Bank.

     "Bank" is defined in the introductory paragraph hereof.

     "Borrowing Base" means, as of any time it is to be determined, 80% of the then outstanding unpaid amount of Eligible Accounts.

provided that the Borrowing Base shall be computed only as against and on so much of the Eligible Accounts as are included on the certificates to be furnished from time to time by the Company pursuant to Section 8.5(a) hereof and, if required by the Bank pursuant to any of the terms hereof, as verified by such other evidence reasonably required to be furnished to the Bank pursuant hereto.

     "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Los Angeles, California and New York, New York and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in the interbank market in London, England.

     "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

     "Capitalized Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

     "Commitment" is defined in Section 1.1 hereof.

     "Company" is defined in the introductory paragraph hereof.

     "Consolidated Subsidiary" means any Subsidiary whose accounts are required to be consolidated with those of the Company in accordance with GAAP.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Domestic Rate" means, for any day, the greater of (i) the rate of interest announced by the Bank from time to time as its prime rate for U.S. dollar loans, as in effect on such day; and (ii) the sum of (x) the Federal Funds Rate plus
(y) 1/2 of 1% (.500%).

     "Domestic Rate Portion" is defined in Section 2.1(a) hereof.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary which is organized under the laws of the United States or any State thereof and which conducts substantially all of its business and has substantially all of its assets within the United States.

     "EBITDA" means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of
(i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Company and its Subsidiaries.

     "Eligible Account" means each account receivable of the Company or any Consolidated Subsidiary that:

                    (a) arises out of the sale by the Company or such Consolidated Subsidiary of finished goods inventory delivered to and accepted by, or out of the rendition of services fully performed by the Company or such Consolidated Subsidiary and accepted by, the account debtor on such account receivable, and such account receivable otherwise represents a final sale;

                    (b) is the valid, binding and legally enforceable obligation of the account debtor obligated thereon and such account debtor is not (i) a Subsidiary or an Affiliate of the Company or such Consolidated Subsidiary, (ii) a shareholder, director, officer or employee of the Company or any Subsidiary, (iii) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (iv) an assignor for the benefit of creditors;

                    (c) is an asset of the Company to which it has good and marketable title, is freely assignable, and is free and clear of any other Lien other than Liens permitted by Section 8.14(a) and (b) hereof;

                    (d) is net of any credit or allowance given by the Company or such Consolidated Subsidiary to such account debtor;

                    (e) is not subject to any offset, counterclaim or other defense with respect thereto;

                    (f) is not unpaid more than 120 days after the due date thereof; and

                    (g) does not arise from a sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

     "Event of Default" means any event or condition identified as such in
Section 9.1 hereof.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day (as provided in clause (i)), the Federal Funds Rate for such day shall be the average rate quoted to ABN AMRO Bank N.V., Los Angeles Branch on such day on such transactions as determined by the Bank.

     "Fixed Rate Portions" means and includes the LIBOR Portions.

     "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Company and its Subsidiaries on a basis consistent with the preparation of the Company's most recent financial statements furnished to the Bank pursuant to Section 6.4 hereof.

     "Indebtedness for Borrowed Money" means for any Person (without duplication) all of the obligations of such Person which, in accordance with GAAP, would be included on the liability side of the balance sheet of such Person prepared at such time, and shall include (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than 90 days past due), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and
(v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

     "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Company and its Subsidiaries for such period determined in accordance with GAAP.

     "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3) or six (6) months thereafter as selected by the

Company in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                    (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                    (ii) no Interest Period may extend beyond the final maturity date of the Note;

                    (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

                    (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a Fixed Rate Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

     "Letter of Credit" is defined in Section 1.3 hereof.

     "LIBOR Portions"  is defined in Section 2.1(a) hereof.

     "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

     "Loan" is defined in Section 1.2 hereof.

     "Loan Documents" means this Agreement, the Note and the Applications.

     "Materially Adverse Effect" means, in relation to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding),

                    (a) a materially adverse effect on the business, Property, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole;

                    (b) an adverse effect on the ability of the Company to perform any of its payment or other material Obligations under any Loan Document; or

                    (c) an impairment of the validity or enforceability of any Loan Document or any material impairment of the rights, remedies or benefits available to the Bank under any Loan Document.

     "Net Income" means, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits and also excluding any taxes on such profits.

     "Note" is defined in Section 1.2 hereof.

     "Obligations" means all obligations of the Company to pay principal and interest on the Loans, all reimbursement obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Company and the Guarantors arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

     "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

     "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

     "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "Portion" is defined in Section 2.1(a) hereof.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Quick Ratio" means, as of any time the same is to be determined, the ratio of current assets minus inventory of the Company and its Subsidiaries to current liabilities of the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP, but subject nevertheless to the express limitations and restrictions hereinafter set forth. There shall be excluded from current assets all deferred assets, prepaid expenses, the surrender value of insurance and investments in and loans and advances to any Person, other than investments permitted by Section 8.15(a)-(c), both inclusive, of this Agreement and further provided that there shall be excluded from current liabilities all obligations of the Company with respect to the Loans hereunder.

     "Restricted Subsidiary" means any Subsidiary the total assets of which constitutes 10% or more of total assets of the Company and its Subsidiaries computed on a consolidated basis in accordance with GAAP, and of which 100% (by number of votes) of the voting stock is at all times owned by the Company and/or one or more Restricted Subsidiaries.

     "Revolving Credit" is defined in Section 1.1 hereof.

     "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

     "Tangible Net Worth" means, as of any time the same is to be determined, the total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, less the sum of (i) all notes receivable from officers and employees of the Company and its Subsidiaries, (ii) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (iii) the write-up of assets above cost.

     "Termination Date" means December 31, 1997, or such earlier date on which the Commitment is terminated in whole pursuant to Section 3.4, 9.2 or 9.3 hereof.

     "Total Liabilities" means, as of any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and in any event including all indebtedness and liabilities of any other Person which the Company or any Subsidiary may guarantee or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection received in the ordinary course of business), all indebtedness and liabilities secured by any Lien on any Property of the Company or any Subsidiary, whether or not the same would be classified as a liability on a balance sheet, the liability of the Company or any Subsidiary in respect of banker's acceptances and letters of credit, and the aggregate amount of rentals or other consideration payable by the Company or any Subsidiary in accordance with GAAP over the remaining unexpired term of all Capital Leases, but excluding all general contingency reserves and reserves for deferred income taxes and investment credit.

     "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

     "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

     "Wholly-Owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

          Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 6.  Representations and Warranties.

     The Company represents and warrants to the Bank as follows:

          Section 6.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Nevada, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying except where the failure to so qualify or be licensed would not result in a Materially Adverse Effect.

          Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying except where the failure to so qualify or be licensed would not result in a Materially Adverse Effect.
Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

          Section 6.3. Corporate Authority and Validity of Obligations. The Company has full right and authority to enter into this Agreement and the other Loan Documents and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Company have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any provision of the charter, articles of incorporation or by-laws of the Company or, except as disclosed on Exhibit F hereto, any covenant, indenture or agreement of or affecting the Company or any of its Properties, except where such default would not constitute a Materially Adverse Effect or result in the creation or imposition of any Lien on any Property of the Company.

          Section 6.4. Use of Proceeds; Margin Stock. The Company shall use the proceeds of the Loans and other extensions of credit made available hereunder solely for the refinancing of the indebtedness owing to the lenders described in Section 7.2(g) hereof and for its general working capital purposes and shall use standby Letters of Credit issued hereunder solely in connection with performance bonding requirements in the ordinary course of its business. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

          Section 6.5. Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1994 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at September 30, 1995 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the nine (9) months then ended, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis. Neither the Company nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

          Section 6.6. No Material Adverse Change. Since September 30, 1995, there has been no change in the condition (financial or otherwise) or business prospects of the Company or any

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

Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate constitute a Materially Adverse Effect.

          Section 6.7. Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable at the time made.

          Section 6.8. Good Title. The Company and its Subsidiaries each have good and valid title to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Bank (except for sales of assets by the Company and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.14 hereof.

          Section 6.9. Litigation and Other Controversies. Except as disclosed on Exhibit F hereto, there is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would result in a Materially Adverse Effect.

          Section 6.10. Taxes. Except as disclosed on Exhibit F hereto, all tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

          Section 6.11. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any other Person, is or will be necessary to the valid execution, delivery or performance by the Company of this Agreement or any other Loan Document except as have been made or obtained prior to the date hereof.

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

          Section 6.12. Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

          Section 6.13. Investment Company; Public Utility Holding Company. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section 6.14. ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Company nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

          Section 6.15. Compliance with Laws. The Company and each of its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which could result in a Materially Adverse Effect. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could result in a Materially Adverse Effect.

          Section 6.16. Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Subsidiary or any of their Properties, which default if uncured would have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary.

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

          Section 6.17. No Default. No Default or Event of Default has occurred and is continuing.

Section 7.  Conditions Precedent.

     The obligation of the Bank to make any Loan or to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

          Section 7.1. All Advances. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder:

                    (a) each of the representations and warranties set forth in
          Section 6 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

                    (b) the Company shall be in full compliance with all of the terms and conditions of this Agreement and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;

                    (c) after giving effect to such extension of credit the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement shall not exceed the lesser of (i) the Commitment and (ii) the Borrowing Base;

                    (d) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; and

                    (e) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby.

The Company's request for any Loan or Letter of Credit shall constitute its warranty as to the facts specified in subsections (a) through (d), both inclusive, above.

     Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

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

               (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

                    (i)  the Note;

                    (ii) copies of resolutions of the Board of Directors or other appropriate body of the Company authorizing the execution and delivery of the Loan Documents to which it is a party, certified by the Secretary or Assistant Secretary of the Company and of all other legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Bank or its counsel may reasonably request;

                    (iii) an incumbency certificate containing the name, title and genuine signatures of each of the Company's Authorized Representatives; and

                    (iv) certified copies of the articles of incorporation or charter and bylaws of the Company;

               (b) the Bank shall have received the initial fees called for hereby;

               (c) the Bank shall have received such valuations and certifications as it may reasonably require in order to satisfy itself as to the value and computation of the Borrowing Base, the financial condition of the Company and its Subsidiaries, and the lack of material contingent liabilities of the Company and its Subsidiaries;

               (d) legal matters incident to the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby shall be reasonably satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Company in form and substance reasonably satisfactory to the Bank and its counsel;

               (e) the Bank shall have received a Borrowing Base certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the last day of the preceding fiscal month of the Company;

               (f) the Bank shall have received a good standing certificate for the Company (dated as of the date no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of state of the state of its incorporation and each state in which it is qualified to do business as a foreign corporation;

               (g) payoff letters from the holders of indebtedness to be satisfied with proceeds of initial Loan hereunder together with releases and terminations of all liens and security interests securing such indebtedness, in each case reasonably satisfactory to the Bank; and

               (h) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

Section 8.  Covenants.

     The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

          Section 8.1. Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business.

          Section 8.2. Maintenance of Properties. The Company shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of Property owned or used by it.

          Section 8.3. Taxes and Assessments. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

          Section 8.4. Insurance. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses.

The Company shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

          Section 8.5. Financial Reports. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:

                    (a) as soon as available, and in any event within twenty
          (20) days after the last day of each calendar month, a Borrowing Base certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, prepared by the Company and certified to by the chief financial officer of the Company;

                    (b) as soon as available, and in any event within forty-five (45) days after the close of each quarterly accounting period of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the quarter and the fiscal year-to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP and certified to by the President or chief financial officer of the Company;

                    (c) as soon as available, and in any event within one hundred twenty (120) days after the close of each annual accounting period of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Ernst & Young or another firm of independent public accountants of recognized national standing, selected by the Company and satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended;

                    (d) within the period provided in subsection (c) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

                    (e) promptly upon the filing or making thereof, copies of each filing and report made by the Company or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Company or any Subsidiary to shareholders generally;

                    (f) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Company's or any Subsidiary's operations and financial affairs given to it by its independent public accountants;

                    (g) as soon as available, and in any event within thirty
          (30) days following the end of each fiscal year of the Company, a copy of the Company's consolidated and consolidating business plan for the following fiscal year, such business plan to show the Company's projected consolidated and consolidating revenues, expenses, and balance sheet on month-by-month basis, such business plan to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Bank; and

                    (h) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, would constitute a Materially Adverse Effect or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Bank pursuant to subsections (b) and (c) of this Section shall be accompanied by a written certificate in the form attached hereto as Exhibit C signed by the President or chief financial officer of the Company to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 8.7, 8.8, 8.9, 8.10, 8.11 and 8.12 of this Agreement.

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

          Section 8.6. Inspection. The Company shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Bank the finances and affairs of the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate.

          Section 8.7. Quick Ratio. The Company will at all times maintain a Quick Ratio of not less than 1.0 to 1.0.

          Section 8.8. Leverage Ratio. The Company will at all times maintain a ratio of Total Liabilities to Tangible Net Worth (the "Leverage Ratio") of not more than 1.35 to 1.00.

          Section 8.9. Tangible Net Worth. The Company will at all times maintain Tangible Net Worth at not less than the sum of $32,000,000 plus, on a cumulative basis, 75% of positive Net Income for each fiscal year subsequent to the fiscal year ended December 31, 1994.

          Section 8.10. Net Income. The Company will not permit Net Income to be less than $0 for any two consecutive fiscal quarters nor will it permit any negative Net Income for any single fiscal quarter to exceed the negative equivalent of 10% of Tangible Net Worth.

          Section 8.11. Interest Coverage Ratio. The Company will, as of the last day of each fiscal quarter of the Company, maintain the ratio of EBITDA for the four fiscal quarters of the Company then ended to Interest Expense for the same four fiscal quarters then ended (the "Interest Coverage Ratio") of not less than 3.5 to 1.0.

          Section 8.12. Capital Expenditures. The Company will not, nor will it permit any Subsidiary to, expend or become obligated for capital expenditures (as determined in accordance with GAAP) in an aggregate amount in excess of $7,000,000 during any fiscal year of the Company.

          Section 8.13. Indebtedness for Borrowed Money. The Company shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent any of the following ("Permitted Indebtedness"):

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

                    (a) the Obligations of the Company owing to the Bank and other indebtedness and obligations of the Company or any Subsidiary from time to time owing to the Bank;

                    (b) purchase money indebtedness and Capitalized Lease Obligations secured by Liens permitted by Section 8.14(e) hereof in an aggregate amount not to exceed $7,000,000 at any one time outstanding;

                    (c) Indebtedness secured by Liens of carriers, warehousemen, mechanics, landlords or materialmen that constitute Permitted Liens under Section 8.14(a) below;

                    (d) Indebtedness in respect of liabilities permitted under
          Section 8.14(c) below; and

                    (e) unsecured term debt owed by Micro-Controle, S.A. to financial institutions as of the date of this Agreement.

          Section 8.14. Liens. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Company or any Subsidiary; provided, however, that the foregoing shall not apply to nor operate to prevent:

                    (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

                    (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

                    (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $1,000,000 at any one time outstanding;

                    (d) the Liens existing as of the date hereof and disclosed on Exhibit D hereto;

                    (e) Liens on property of the Company or any of its Subsidiaries created solely for the purpose of securing indebtedness permitted by Section 8.13(b) hereof, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property; and

                    (f) easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company.

          Section 8.15. Investments, Acquisitions, Loans, Advances and Guaranties. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

                    (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

                    (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

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

                    (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

                    (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

                    (e) the present investments, loans and advances by the Company in its Subsidiaries as disclosed on Schedule 6.2 hereof and additional investments, loans and advances by the Company of up to $12,000,000 in and to Subsidiaries;

                    (f) the Company's guarantee of the indebtedness permitted under Section 8.13(c) hereof;

                    (g) Acquisitions by the Company of substantially all of the assets of corporations or Acquisitions of Wholly-Owned Domestic Restricted Subsidiaries from and after the date hereof so long as (i) the aggregate amount of cash consideration payable in connection with such Acquisitions does not exceed $1,000,000, (ii) the aggregate amount of stock consideration payable in connection with such Acquisitions does not exceed $3,000,000, (iii) the Acquisition of a Domestic Restricted Subsidiary shall have been approved by the board of directors of such Person prior to such Acquisition and (iv) such acquired Domestic Restricted Subsidiary shall have complied with the provisions of Section 8.23 hereof, it being agreed that the acquisition of substantially all of the assets of MikroPrecision Instruments, Inc. by the Company shall not be subject to such limits;

                   (h) investments in the form of accounts receivable arising from sales of goods or services in the ordinary course of business; and

                   (i) investments in the form of advances or prepayments to suppliers in the ordinary course of business.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 8.15, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

          Section 8.16. Mergers, Consolidations and Sales. The Company shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property, including any disposition of a substantial part of its Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent the Company or any Subsidiary from (a) selling its inventory in the ordinary course of its business, (b) selling its equipment or other tangible Property that is obsolete or no longer useful or necessary to its business in the ordinary course of its business, or (c) selling its cash equivalents or marketable securities in the ordinary course of its business and in a manner consistent with its customary and usual cash management practices. As used in this Section 8.16, a sale, lease, transfer or disposition of assets shall be deemed to be of a "substantial part" of the Company's or any Subsidiary's Property if the book value of such assets, when added to the book value of all other assets sold, leased, transferred or disposed of by the Company or such Subsidiary exceeds 5% of its tangible assets and, further provided, that any Subsidiary of the Company may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to the Company or any Wholly-Owned Domestic Restricted Subsidiary; provided that, in any such merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation.

          Section 8.17. Maintenance of Subsidiaries. The Company shall not assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary.

          Section 8.18. Dividends and Certain Other Restricted Payments. The Company shall not during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (other than dividends payable on its common stock of up to $.04 per share per annum and dividends payable solely in its capital stock and repurchases of up to 50,000 shares of its capital stock per year) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock.

          Section 8.19. ERISA. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Company shall, and shall cause each Subsidiary to, promptly notify the Bank of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan,
(ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

          Section 8.20. Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could result in a Materially Adverse Effect.

          Section 8.21. Burdensome Contracts With Affiliates. The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

          Section 8.22. No Changes in Fiscal Year. Neither the Company nor any Subsidiary shall change its fiscal year from its present basis without the prior written consent of the Bank.

          Section 8.23. Formation of Subsidiaries. Except for existing Subsidiaries designated on Schedule 6.2 hereto, the Company shall not, nor shall it permit any Subsidiary to, form or acquire any Subsidiary without the prior written consent of the Bank, such consent not to be unreasonably withheld.

          Section 8.24. Change in the Nature of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by the Company or such Subsidiary on the date of this Agreement.

          Section 8.25.  Limitation on Certain Restrictions on Subsidiaries.
The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise permit to exist or become effective any Lien or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in profits owned by the Company or any Subsidiary or pay any indebtedness owed to the Company or (b) make loans or advances to the Company or any of its Subsidiaries, except for such Liens or restrictions existing under or by reason of (i) applicable law or (ii) this Agreement and the other Loan Documents.

Section 9.  Events of Default and Remedies.

     Section 9.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

                    (a) default in the payment when due of all or any part of any Obligation payable by the Company hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Company owing to the Bank; or

                    (b) default in the observance or performance of any covenant set forth in Sections 8.7 through 8.12 or 8.16, 8.18, 8.19,
          8.24 or 8.25 hereof; or

                    (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or
          (ii) written notice thereof is given to the Company by the Bank; or

                    (d) any representation or warranty made by the Company herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

                    (e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or the Company or any Person acting on its behalf or any shall challenge the validity of any Loan Document or the obligations of the Company thereunder; or

                    (f) default shall occur under any Indebtedness for Borrowed Money in an aggregate principal amount of $500,000 or more issued, assumed or guaranteed by the Company or any Subsidiary, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

                    (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $500,000 shall be entered or filed against the Company or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

                    (h) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $250,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $250,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

                   (i) dissolution or termination of the existence of the Company or any Subsidiary; or

                   (j) the Company or any Restricted Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

                  (k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Restricted Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Company or any Restricted Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

          Section 9.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (i), both inclusive, of Section 9.1 has occurred and is continuing, the Bank may, by notice to the Company, take one or more of the following actions:

                    (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

                    (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

                    (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

          Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection (j) or (k) of Section 9.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

          Section 9.4.  Collateral for Undrawn Letters of Credit.   When any
Event of Default, other than an Event of Default described in subsection (j) or
(k) of Section 9.1, has occurred and is continuing, the Company shall, upon demand of the Bank, and when any Event of Default described in subsection (j) or
(k) of Section 9.1 has occurred the Company shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Company agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Company to honor any such demand and that the Bank shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

Section 10.  Miscellaneous.

          Section 10.1. Non-Business Day. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

          Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

          Section 10.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

          Section 10.4. Costs and Expenses. The Company agrees to pay on demand the reasonable costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the fees and expenses of Messrs. Chapman and Cutler, counsel for the Bank, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Company further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and attorneys' fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The Company further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Company, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Company under this
Section 10.4 shall survive the termination of this Agreement.

          Section 10.5. Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

          Section 10.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

          Section 10.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections 2.7 and 2.9 hereof, shall survive the termination of this Agreement and the payment of the Note.

          Section 10.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable, telecopy or telex) and shall be given to the relevant party at its address, telecopier number or telex number set forth below, or such other address, telecopier number or telex number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

               to the Company at:
               Newport Corporation
               1791 Deere Avenue
               Irvine, California  92714
               Attention:  Robert C. Hewitt
               Telephone:  (714) 253-1405
               Telecopy:   (714) 253-1671
               Telex:  n/a

               to the Bank at:
               ABN AMRO Bank N.V.

               Los Angeles International Branch
               300 South Grand Avenue
               Suite 1115
               Los Angeles, California  90071-7519
               Attention:  Mr. John A. Miller
               Telephone:  (213) 687-2072
               Telecopy:   (213) 687-2061
               Telex:  n/a

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 10.8 and a confirmation of such telecopy has been received by the sender, (ii) if given by telex, when such telex is transmitted to the telex number specified in this Section 10.8 and the answer back is received by sender, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.8; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

          Section 10.9. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

          Section 10.10. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 10.11. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          Section 10.12. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Company may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

          Section 10.13. Submission to Jurisdiction; Appointment of Agent for Process; Waiver of Jury Trial. The Company hereby submits to the nonexclusive jurisdiction of the Federal or State courts sitting in Orange County, California for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE COMPANY AND THE BANK EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

     Dated as of this 20th day of December, 1995.



                                     Newport Corporation

                                     By:
                                         Name:_______________________________

                                         Title:______________________________


     Accepted and agreed to at Chicago, Illinois as of the day and year last above written.

                                     ABN AMRO Bank N.V., Los Angeles
                                         International Branch

                                     By:
                                         Name:_______________________________

                                         Title:______________________________

                                   EXHIBIT A

                              NEWPORT CORPORATION
                             REVOLVING CREDIT NOTE

                                                               Chicago, Illinois
$15,000,000                                                    December 20, 1995

     On the Termination Date, for value received, the undersigned, Newport Corporation, a Nevada corporation (the "Company"), hereby promises to pay to the order of ABN AMRO Bank N.V. (the "Bank") at its office at 300 South Grand Avenue, Los Angeles, California, the principal sum of (i) Fifteen Million and no/100 Dollars ($15,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

     This Note evidences Loans made and to be made to the Company by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of December 20, 1995 between the Company and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement"), and the Company hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

     Each Loan made under the Revolving Credit against this Note, any repayment of principal hereon, the status of each such Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any Fixed Rate Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid principal balance of this Note, the status of each Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any Fixed Rate Portion, the interest rate and Interest Period applicable thereto.

     This Note is issued by the Company under the terms and provisions of the Credit Agreement and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     The Company hereby promises to pay all costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                                     Newport Corporation

                                     By:
                                         Name:_______________________________

                                         Title:______________________________

                                   EXHIBIT B

                           BORROWING BASE CERTIFICATE


To:  ABN AMRO Bank N.V.

     Pursuant to the terms of the Credit Agreement dated as of December 20, 1995 between us (the "Credit Agreement"), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this certificate is true, correct and complete as of the date of this certificate.

I.   Borrowing Base calculations

     A.  Accounts in Borrowing Base
         1.  Gross Accounts            _________
                                          A1

         2.  Less Ineligible Accounts  _________
                                          A1

         3.  Eligible Accounts         _________
             (line A1 minus line A2)      A3

         4.  Accounts in Borrowing Base
                                       =========
             (line A3 x .80)              A4

II.  Borrowing Base
                                       =========
             (Line A4)                    II

III. Revolving Credit Outstanding

     A.  Loans                         _________

     B.  Letters of Credit             _________

     Total Revolving Credit Outstanding
          (line III A plus III B)
                                   =========
                                      III

IV.  Unused Availability
          (line II minus line III)
                                   =========
                                      IV


     Dated as of this ___________ day of __________________, 19____.

                             ___________________________________________________

                             ______________________________, ___________________
                                    (Type or Print Name)        (Title)

                                   EXHIBIT C

                             COMPLIANCE CERTIFICATE

     This Compliance Certificate is furnished to ABN AMRO Bank N.V. (the "Bank") pursuant to that certain Credit Agreement dated as of December 20, 1995, by and between Newport Corporation (the "Company") and the Bank (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

     The Undersigned hereby certifies that:

               1.   I am the duly elected ____________________________ of the
     Company;

               2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

               3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

               4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

               5. The Attachment hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

 ______________________________________________________________________
 ______________________________________________________________________
 ______________________________________________________________________
 ______________________________________________________________________

     The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, 19___.


                             ___________________________________________________

                             ______________________________, ___________________
                                    (Type or Print Name)        (Title)

                     ATTACHMENT TO COMPLIANCE CERTIFICATE
                              NEWPORT CORPORATION

                 Compliance Calculations for Credit Agreement
                         Dated as of December 20, 1995
                    Calculations as of _____________, 19___

------------------------------------------------------------------------------

A.   Quick Ratio (Section 8.7)
     -------------------------

     1. Current assets                                    $__________
                                                               A1

     2. Inventory                                         $__________
                                                               A2

     3. Line A1 minus Line A2                             $__________
                                                               A3

     4. Current liabilities (excluding Loans)             $__________
                                                               A4

     5. Ratio of Line A3 to Line A4                       ______: 1.0


     6. Line A5 ratio must not be less than                 1.0 : 1.0

        Company in compliance?                               yes/no


B.   Tangible Net Worth (Section 8.9)
     --------------------------------

     1. Total shareholder's equity                        $__________
                                                               B1

     2. Sum of:

        (i)   intangibles            $___________

        (ii)  write-up of assets     $___________         $__________
                                                               B2

   3.  Line B1 minus Line B2                                $=========
       (Tangible Net Worth)                                     B3

   4.  Line B3 must be greater than or equal to             $_________

       Company in compliance?                                 yes/no

C. Leverage Ratio (Section 8.8)
   ----------------------------

   1.  Total liabilities                                    $_________
                                                                C1

   2.  Tangible Net Worth (line B3 above)                   $_________
                                                                C2

   3.  Ratio of Line C1 to Line C2                          _____: 1.0

   4.  Line C3 ratio must not be greater than               1.35 : 1.0

       Company in compliance?                                 yes/no

D. Interest Coverage Ratio (Section 8.11)
   --------------------------------------

   1.  Net Income for past 4 quarters                       $_________
                                                                D1

   2.  Interest Expense for past 4 quarters                 $_________
                                                                D2

   3.  Federal, state and local income                      $_________
       taxes for past 4 quarters                                D3

   4.  Depreciation and amortization for                    $_________
       past 4 quarters                                          D4

   5.  Add Lines D1, D2, D3 and D4                          $=========
       (EBITDA)                                                 D5

   6.  Ratio of Line D5 to Line D2                              _____: 1.0

   7.  Line D6 ratio must not be less than                       3.5 : 1.0

       Company in compliance?                                     yes/no

E. Net Income (Section 8.10)
   -------------------------

   1.  Net Income for past quarter                              __________
                                                                    E1

   2.  Net Income for fiscal quarter preceding                  __________
       Line E1 quarter                                              E2

   3.  10% of Tangible Net Worth (Line B3 above)                __________
                                                                    E3
   4.  Line E1 amount must not exceed Line E3

   5.  Line E2 amount must exceed $0

       Company in compliance?                                     yes/no

F. Capital Expenditures (Section 8.12)
   -----------------------------------

   1.  Capital expenditures fiscal year to date                 __________
                                                                    F1
   2.  Line F1 amount must not exceed $7,000,000

       Company in compliance?                                     yes/no

                                   EXHIBIT D

                                PERMITTED LIENS

                                  SCHEDULE 6.2

                                  SUBSIDIARIES

                                                                                    Amount of             Interco.
                                             Jurisdiction of     Percentage         Investment            Loans at
                  Name                        Incorporation      Ownership          (9/30/95)             9/30/95
Micro-Controle Benelux S.A.                      Belgium            100*                43,000                   -

Light Control Instruments, Inc.                California           100                      -                   -

Newport Domestic International Sales           California           100                      -                   -
 Corp. (Inactive)

Newport European Distribution Company          California           100              9,000,000                   -

Newport Government Systems, Inc.               California           100                      -                   -
 (Inactive)

RAM Optical Instrumentation, Inc.              California           100                      -                   -

Newport Instruments Canada Corporation           Canada             100                      -                   -

MC Holding S.A.                                  France             100*             1,016,000           9,948,000

Micro-Controle S.A./(1)/                         France             100*                     -          16,461,000

Micro-Controle GmbH                              Germany            100                 70,000                   -

Newport GmbH                                     Germany            100                771,000           1,601,000

Micro-Controle Italia                             Italy             100                710,000                   -

Newport BV                                     Netherlands          100                 25,000             213,000

Klinger Scientific Corporation                  New York            100              1,578,000                   -

Newport Instruments AG                         Switzerland          100                 43,000             461,000

Newport Taiwan                                   Taiwan             100                185,000                   -

Micro-Controle Holdings Ltd.                 United Kingdom         100                      -                   -

                                                                                    Amount of             Interco.
                                             Jurisdiction of     Percentage         Investment            Loans at
                  Name                        Incorporation      Ownership          (9/30/95)             9/30/95
 (Inactive)/(2)/

Micro-Controle Ltd.                          United Kingdom        100                     -                    -
 (Inactive)/(2)/

Micro-Controle UK Ltd.                       United Kingdom        100                     -                    -
 (Inactive)/(2)/

Newport Ltd.                                 United Kingdom        100             1,254,000              236,000

Newport Foreign Sales                      U.S. Virgin Islands     100                     -                    -
 Corporation

MPI Acquisition Corp.                            Nevada            100                     -                    -

* Director's Shares exist for Micro-Controle Benelux S.A., MC Holding S.A. and Micro-Controle S.A.

/(1)/Owned directly by MC Holding S.A.

/(2)/Owned directly by Newport Ltd.